Exhibit 99

Information Regarding Joint Filers

Designated Filer of Form 4:            Durus Capital Management LLC

Date of Earliest Transaction
  Required to be Reported:             December 27, 2002

Joint Filer Names and addresses:

Scott Sacane, 20 Marshall Street, ste 320, South Norwalk, CT 06854

Signatures:

/s/ Scott Sacane
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Scott Sacane


Durus Capital Management, LLC


By:     /s/ Scott Sacane
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Name:   Scott Sacane
Title:  Managing Member